2375 Waterview Drive
Northbrook, IL 60062
www.cfindustries.com

CF Industries Holdings, Inc. Reports Full Year 2023 Net Earnings of $1.53 Billion, Adjusted EBITDA of $2.76 Billion
Outstanding Operational Performance, Positive Energy Spreads Drive Strong Financial Results
Acquisition of Waggaman Ammonia Production Facility Complete
Greenfield Low-Carbon SMR Ammonia Plant FEED Study Complete, FID Targeted for 2H-2024

NORTHBROOK, Ill.—February 14, 2024—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the full year and fourth quarter ended December 31, 2023.

Highlights
•Full year net earnings(1)(2) of $1.53 billion, or $7.87 per diluted share, EBITDA(2) of $2.71 billion, and adjusted EBITDA(3) of $2.76 billion
•Fourth quarter net earnings(1)(2) of $274 million, or $1.44 per diluted share, EBITDA of $556 million, and adjusted EBITDA of $592 million
•Full year net cash from operating activities of $2.76 billion and free cash flow(4) of $1.80 billion
•Closed acquisition of Waggaman ammonia production facility on December 1, 2023
•Electrolyzer installation at Donaldsonville, LA, Complex mechanically complete; commissioning activities for green ammonia project underway
•CF Industries and Mitsui & Co., Ltd. (“Mitsui”) targeting second half 2024 for final investment decision (FID) on proposed greenfield low-carbon ammonia plant in Louisiana
•Repurchased 2.9 million shares for $225 million during the fourth quarter of 2023

“CF Industries’ 2023 results demonstrate the strength of our business and our team,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We ran our plants well, added the Waggaman ammonia production facility to our network, and advanced our clean energy strategy. We believe that the global energy cost structure presents attractive margin opportunities for our North American-based production network in the near-term and that the global nitrogen supply-demand balance will tighten considerably in the medium-term. As a result, we expect to continue to drive strong cash generation, underpinning our ability to create significant shareholder value from disciplined investments in growth opportunities and returning substantial capital to shareholders.”

Update on Proposed Greenfield Low-Carbon Ammonia Plant at CF Industries’ Blue Point Complex

In the fourth quarter of 2023, CF Industries and Mitsui completed a front-end engineering and design (FEED) study on a greenfield steam methane reforming (SMR) ammonia facility with carbon capture and sequestration (CCS) technologies at CF Industries’ Blue Point Complex in Louisiana. The FEED study estimates the cost of a project with these attributes to be in the range of $3 billion, with approximately $2.5 billion allocated to the ammonia facility and CCS technologies and approximately $500 million allocated to scalable common infrastructure for the site, such as ammonia storage and vessel loading docks.

CF Industries and Mitsui are progressing two additional FEED studies focused on technologies with the potential to further reduce the carbon intensity of the proposed low-carbon ammonia plant. These include a previously announced FEED study evaluating autothermal reforming (ATR) ammonia production technology and a recently added FEED study assessing the cost and viability of adding flue gas capture to an SMR ammonia facility. Both FEED studies are expected to be completed in the second half of 2024.

CF Industries and Mitsui also expect greater clarity later in 2024 regarding demand for low-carbon ammonia, including the ammonia carbon intensity requirements of offtake partners as well as government incentives and regulatory developments in partners’ local jurisdictions. As a result of these factors, the companies are targeting the second half of 2024 for a final investment decision on the proposed low-carbon ammonia plant.
Operations Overview
The Company continues to operate safely and efficiently across its network. As of December 31, 2023, the 12-month rolling average recordable incident rate was 0.36 incidents per 200,000 work hours, significantly better than industry averages.

Gross ammonia production for the full year and fourth quarter of 2023 was approximately 9.5 million and 2.5 million tons, respectively. Gross ammonia production volume for the full year and fourth quarter of 2023 includes one month of production from the recently acquired Waggaman ammonia production facility in Louisiana. The Company expects gross ammonia production in 2024 to be approximately 10 million tons.

Financial Results Overview

Full Year 2023 Financial Results

For the full year 2023, net earnings attributable to common stockholders were $1.53 billion, or $7.87 per diluted share, EBITDA was $2.71 billion, and adjusted EBITDA was $2.76 billion. These results compare to full year 2022 net earnings attributable to common stockholders of $3.35 billion, or $16.38 per diluted share, EBITDA of $5.54 billion, and adjusted EBITDA of $5.88 billion.

Net sales for the full year 2023 were $6.63 billion compared to $11.19 billion for 2022. Average selling prices for 2023 were lower than 2022 as lower global energy costs reduced the global market clearing price required to meet global demand. Sales volumes for 2023 were higher compared to 2022 from higher urea ammonium nitrate (UAN), ammonia and diesel exhaust fluid (DEF) sales volumes.

Cost of sales for 2023 was lower compared to 2022 due primarily to lower realized natural gas costs.

In 2023, the average cost of natural gas reflected in the Company’s cost of sales was $3.67 per MMBtu compared to the average cost of natural gas in cost of sales of $7.18 per MMBtu for 2022.

Fourth Quarter 2023 Financial Results

For the fourth quarter of 2023, net earnings attributable to common stockholders were $274 million, or $1.44 per diluted share, EBITDA was $556 million, and adjusted EBITDA was $592 million. These results compare to fourth quarter of 2022 net earnings attributable to common stockholders of $860 million, or $4.35 per diluted share, EBITDA of $1.25 billion, and adjusted EBITDA of $1.30 billion.

Net sales in the fourth quarter of 2023 were $1.57 billion compared to $2.61 billion in 2022. Average selling prices for the fourth quarter of 2023 were lower than 2022 as lower global energy costs reduced the global market clearing price required to meet global demand. Sales volumes in the fourth quarter of 2023 were higher than 2022 driven by higher ammonia, UAN and DEF sales volumes.

Cost of sales for the fourth quarter of 2023 was lower compared to 2022 due primarily to lower realized natural gas costs.

The average cost of natural gas reflected in the Company’s cost of sales was $3.01 per MMBtu in the fourth quarter of 2023 compared to the average cost of natural gas in cost of sales of $6.88 per MMBtu in the fourth quarter of 2022.

Capital Management
Acquisition of Waggaman, Louisiana, ammonia production facility
On December 1, 2023, CF Industries closed its acquisition of Incitec Pivot Limited’s (“IPL”) ammonia production plant and related assets located in Waggaman, Louisiana. In connection with the acquisition, the Company entered into a long-term ammonia offtake agreement providing for the Company to supply up to 200,000 tons of ammonia per year to IPL’s Dyno Nobel, Inc. subsidiary. Under the terms of the asset purchase agreement, $425 million of the $1.675 billion purchase price, subject to adjustment, was allocated by the parties to the ammonia offtake agreement. The Company funded the balance of the purchase price with $1.223 billion in cash.

Capital Expenditures

Capital expenditures in the fourth quarter and full year 2023 were $188 million and $499 million, respectively. Management projects capital expenditures for full year 2024 will be in the range of $550 million.

Share Repurchase Program

The Company repurchased approximately 7.9 million shares for $580 million during 2023, which included the repurchase of 2.9 million shares for $225 million during the fourth quarter of 2023.

Quarterly Dividend

On January 31, 2024, the Board of Directors of CF Industries Holdings, Inc., declared a quarterly dividend of $0.50 per common share, representing a 25% increase compared to its prior quarterly dividend.

CHS Inc. Distribution

On January 31, 2024, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $144 million for the distribution period ended December 31, 2023. The distribution was paid on January 31, 2024. Distributions to CHS pertaining to 2023 distribution periods were approximately $348 million.

Nitrogen Market Outlook

Management believes that global nitrogen industry fundamentals point to a constructive global nitrogen supply-demand balance in the near-term and a tightening global nitrogen supply-demand balance in the medium-term.

In the near-term, the Company expects global nitrogen demand to remain resilient driven by continued strong agriculture applications and recovering industrial demand. Additionally, key producing regions continue to face challenging production economics due to the cost and availability of natural gas.

•North America: Management believes nitrogen channel inventories remain below average following a strong fall 2023 ammonia season, nitrogen imports to the region that are below the 3-year average, and reported production downtime in the region during the fourth quarter of 2023. The Company projects that 91 million acres of corn will be planted in the United States in 2024 and that North American farm profitability will improve in 2024 compared to 2023 as lower crop prices are offset by lower input costs. As a result, management expects nitrogen demand in North America for the spring 2024 application season to remain strong.

•Brazil: Imports of urea into Brazil totaled 7.3 million metric tons in 2023, an increase of approximately 3% year-over-year. Management expects Brazil to remain the largest importer of urea globally despite reported farmer caution regarding fertilizer purchases during this growing season as they evaluate the potential impact of poor weather conditions on the upcoming safrinha plantings.

•India: Management expects India to remain a significant importer of urea in 2024 even as domestic production increases with higher operating rates at its new nitrogen facilities. Imports of urea in 2024 are projected to be in a range of 6.0-7.0 million metric tons.

•Europe: Approximately 40% of ammonia and 25% of urea capacity were reported in shutdown/curtailment in Europe as of early January 2024 as high natural gas prices and lower global nitrogen values continue to challenge production economics in the region. Management believes that ammonia operating rates and overall domestic nitrogen product output in Europe will remain below historical averages over the long-term given the region’s status as the global marginal producer. As a result, the Company expects nitrogen imports of ammonia and upgraded products to the region to be higher than historical averages.

•China: Management expects urea export controls and inspections imposed by the Chinese government on domestic producers to remain in place in 2024 in order to prioritize fertilizer production for domestic consumption. The Company also anticipates that the Chinese government will allow windows during the year that will enable Chinese producers to export. Urea exports from China are projected to be approximately 4 million metric tons for 2024.

•Trinidad: Ammonia production in Trinidad in recent years has been approximately 1 million metric tons lower annually compared to the 2018-2020 average. Management expects ammonia production to remain below average due to anticipated higher natural gas prices and lower natural gas availability in the country for nitrogen producers.

•Russia: Exports of ammonia from Russia continue to remain lower compared to prior years due to geopolitical disruptions arising from Russia’s invasion of Ukraine and the resulting closure of the ammonia pipeline from Russia to the port of Odessa in Ukraine. Exports of other nitrogen products from Russia are at pre-war levels, with product moving to countries willing to purchase Russian fertilizer, including Brazil and the United States.

Over the near- and medium-terms, significant energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost curve will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity growth over the next four years is not projected to keep pace with expected global nitrogen demand growth of approximately 1.5% per year. Global production is expected to be further constrained by continued challenges related to cost and availability of natural gas.

Strategic Initiatives Update

Donaldsonville Complex green ammonia project

CF Industries’ green ammonia project at its Donaldsonville Complex in Louisiana, which involves installing an electrolysis system to generate hydrogen from water that will then be supplied to existing ammonia plants to produce ammonia, continues to progress. The electrolysis system is mechanically complete and commissioning activities are underway. At full capacity, the project will enable the Company to produce approximately 20,000 tons of green ammonia per year. Green ammonia refers to ammonia produced with hydrogen sourced through an electrolysis process that produces no carbon emissions. This represents North America’s first commercial-scale green ammonia capacity.

Donaldsonville Complex carbon capture and sequestration project

Engineering activities for the construction of a dehydration and compression unit at CF Industries’ Donaldsonville Complex continue to advance, all major equipment for the facility has been procured, and fabrication of the CO2 compressors is proceeding. Once in service, the dehydration and compression unit will enable up to 2 million tons of captured process CO2 to be transported and permanently stored by ExxonMobil. Start-up for the project is scheduled for 2025, at which point CF Industries will be able to produce significant volumes of low-carbon ammonia.

Certified natural gas purchase

CF Industries has entered into an agreement for 2024 with bp for the purchase of 4.4 billion cubic feet of certified natural gas, which is double its purchase in 2023. The certificates purchased by CF Industries are issued by not-for-profit MiQ and certify that certain natural gas produced by bp has a 90% lower methane emissions intensity - the ratio of methane emissions to natural gas produced - than the industry average. Methane emissions throughout the natural gas supply chain are a significant contributor to the lifecycle carbon intensity of ammonia production and the second largest source of Scope 3 emissions for CF Industries.
___________________________________________________
(1)Certain items recognized during the full year and fourth quarter of 2023 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.

(2)Financial results for full year and fourth quarter of 2023 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(3)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(4)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,571	$2,608	$6,631	$11,186
Cost of sales	1,070	1,352	4,086	5,325
Gross margin	$501	$1,256	$2,545	$5,861
Gross margin percentage	31.9%	48.2%	38.4%	52.4%

Net earnings attributable to common stockholders	$274	$860	$1,525	$3,346
Net earnings per diluted share	$1.44	$4.35	$7.87	$16.38

EBITDA(1)	$556	$1,246	$2,707	$5,542
Adjusted EBITDA(1)	$592	$1,296	$2,760	$5,880

Tons of product sold (000s)	4,912	4,464	19,130	18,331

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.79	$6.55	$3.26	$7.16
Realized derivatives loss in cost of sales(3)	0.22	0.33	0.41	0.02
Cost of natural gas used for production in cost of sales	$3.01	$6.88	$3.67	$7.18
Average daily market price of natural gas Henry Hub (Louisiana)	$2.74	$5.55	$2.53	$6.38

Unrealized net mark-to-market loss (gain) on natural gas derivatives	$26	$80	$(39)	$41
Depreciation and amortization	$229	$198	$869	$850
Capital expenditures	$188	$134	$499	$453

Production volume by product tons (000s):
Ammonia(4)	2,525	2,441	9,496	9,807
Granular urea	1,130	1,143	4,544	4,561
UAN (32%)	1,840	1,827	6,852	6,706
AN	416	355	1,520	1,517
_______________________________________________________________________________
(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(3)Includes realized gains and losses on natural gas derivatives settled during the period.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2023(1)	2022	2023(1)	2022
	(dollars in millions, except per ton amounts)
Net sales	$495	$804	$1,679	$3,090
Cost of sales	341	416	1,138	1,491
Gross margin	$154	$388	$541	$1,599
Gross margin percentage	31.1%	48.3%	32.2%	51.7%

Sales volume by product tons (000s)	1,077	895	3,546	3,300
Sales volume by nutrient tons (000s)(2)	883	734	2,908	2,707

Average selling price per product ton	$460	$898	$473	$936
Average selling price per nutrient ton(2)	561	1,095	577	1,141

Adjusted gross margin(3):
Gross margin	$154	$388	$541	$1,599
Depreciation and amortization	54	47	171	166
Unrealized net mark-to-market loss (gain) on natural gas derivatives	8	19	(11)	13
Adjusted gross margin	$216	$454	$701	$1,778
Adjusted gross margin as a percent of net sales	43.6%	56.5%	41.8%	57.5%

Gross margin per product ton	$143	$434	$153	$485
Gross margin per nutrient ton(3)	174	529	186	591
Adjusted gross margin per product ton	201	507	198	539
Adjusted gross margin per nutrient ton(3)	245	619	241	657
_______________________________________________________________________________
(1)Financial results for full year and fourth quarter of 2023 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(2)Nutrient tons represent the tons of nitrogen within the product tons.
(3)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2023 to 2022:

•Ammonia sales volume for 2023 increased compared to 2022 due to greater supply availability from higher starting inventory.
•Ammonia average selling prices decreased for 2023 compared to 2022 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Ammonia adjusted gross margin per ton decreased for 2023 compared to 2022 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$392	$605	$1,823	$2,892
Cost of sales	235	304	1,010	1,328
Gross margin	$157	$301	$813	$1,564
Gross margin percentage	40.1%	49.8%	44.6%	54.1%

Sales volume by product tons (000s)	1,038	1,033	4,570	4,572
Sales volume by nutrient tons (000s)(1)	477	475	2,102	2,103

Average selling price per product ton	$378	$586	$399	$633
Average selling price per nutrient ton(1)	822	1,274	867	1,375

Adjusted gross margin(2):
Gross margin	$157	$301	$813	$1,564
Depreciation and amortization	69	59	285	272
Unrealized net mark-to-market loss (gain) on natural gas derivatives	7	17	(11)	13
Adjusted gross margin	$233	$377	$1,087	$1,849
Adjusted gross margin as a percent of net sales	59.4%	62.3%	59.6%	63.9%

Gross margin per product ton	$151	$291	$178	$342
Gross margin per nutrient ton(1)	329	634	387	744
Adjusted gross margin per product ton	224	365	238	404
Adjusted gross margin per nutrient ton(1)	488	794	517	879
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2023 to 2022:

•Granular urea sales volumes for 2023 approximated 2022 sales volumes.
•Urea average selling prices decreased for 2023 compared to 2022 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Granular urea adjusted gross margin per ton decreased for 2023 compared to 2022 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$418	$845	$2,068	$3,572
Cost of sales	314	387	1,251	1,489
Gross margin	$104	$458	$817	$2,083
Gross margin percentage	24.9%	54.2%	39.5%	58.3%

Sales volume by product tons (000s)	1,812	1,690	7,237	6,788
Sales volume by nutrient tons (000s)(1)	573	538	2,283	2,148

Average selling price per product ton	$231	$500	$286	$526
Average selling price per nutrient ton(1)	729	1,571	906	1,663

Adjusted gross margin(2):
Gross margin	$104	$458	$817	$2,083
Depreciation and amortization	74	61	288	269
Unrealized net mark-to-market loss (gain) on natural gas derivatives	7	18	(11)	14
Adjusted gross margin	$185	$537	$1,094	$2,366
Adjusted gross margin as a percent of net sales	44.3%	63.6%	52.9%	66.2%

Gross margin per product ton	$57	$271	$113	$307
Gross margin per nutrient ton(1)	182	851	358	970
Adjusted gross margin per product ton	102	318	151	349
Adjusted gross margin per nutrient ton(1)	323	998	479	1,101
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2023 to 2022:

•UAN sales volumes for 2023 increased compared to 2022 sales volumes due to strong customer participation in the Company’s post-application season fill program as well as higher supply availability from higher production.
•UAN average selling prices decreased for 2023 compared to 2022 as lower global energy costs reduced the global market clearing price required to meet global demand.
•UAN adjusted gross margin per ton decreased for 2023 compared to 2022 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$120	$189	$497	$845
Cost of sales	95	139	359	597
Gross margin	$25	$50	$138	$248
Gross margin percentage	20.8%	26.5%	27.8%	29.3%

Sales volume by product tons (000s)	414	367	1,571	1,594
Sales volume by nutrient tons (000s)(1)	142	126	538	545

Average selling price per product ton	$290	$515	$316	$530
Average selling price per nutrient ton(1)	845	1,500	924	1,550

Adjusted gross margin(2):
Gross margin	$25	$50	$138	$248
Depreciation and amortization	12	13	48	61
Unrealized net mark-to-market loss (gain) on natural gas derivatives	1	16	(2)	(2)
Adjusted gross margin	$38	$79	$184	$307
Adjusted gross margin as a percent of net sales	31.7%	41.8%	37.0%	36.3%

Gross margin per product ton	$60	$136	$88	$156
Gross margin per nutrient ton(1)	176	397	257	455
Adjusted gross margin per product ton	92	215	117	193
Adjusted gross margin per nutrient ton(1)	268	627	342	563
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2023 to 2022:

•AN sales volume for 2023 approximated 2022 sales volumes.
•AN average selling prices for 2023 decreased compared to 2022 as lower global energy costs reduced the global market clearing price required to meet global demand.
•AN adjusted gross margin per ton decreased for 2023 compared to 2022 due to lower average selling prices partially offset by the lower cost of importing ammonia for AN production in the U.K. during the year compared to the cost of producing ammonia domestically in the U.K in 2022 and lower realized natural gas costs in North America.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(dollars in millions, except per ton amounts)
Net sales	$146	$165	$564	$787
Cost of sales	85	106	328	420
Gross margin	$61	$59	$236	$367
Gross margin percentage	41.8%	35.8%	41.8%	46.6%

Sales volume by product tons (000s)	571	479	2,206	2,077
Sales volume by nutrient tons (000s)(1)	113	95	434	408

Average selling price per product ton	$256	$344	$256	$379
Average selling price per nutrient ton(1)	1,292	1,737	1,300	1,929

Adjusted gross margin(2):
Gross margin	$61	$59	$236	$367
Depreciation and amortization	16	14	64	67
Unrealized net mark-to-market loss (gain) on natural gas derivatives	3	10	(4)	3
Adjusted gross margin	$80	$83	$296	$437
Adjusted gross margin as a percent of net sales	54.8%	50.3%	52.5%	55.5%

Gross margin per product ton	$107	$123	$107	$177
Gross margin per nutrient ton(1)	540	621	544	900
Adjusted gross margin per product ton	140	173	134	210
Adjusted gross margin per nutrient ton(1)	708	874	682	1,071
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2023 to 2022:

•Other sales volume for 2023 increased compared to 2022 sales volumes due primarily to higher DEF sales volumes.
•Other average selling prices for 2023 decreased compared to 2022 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Other adjusted gross margin per ton decreased for 2023 compared to 2022 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Dividend Payment

On January 31, 2024, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on February 29, 2024 to stockholders of record as of February 15, 2024.

Conference Call

CF Industries will hold a conference call to discuss its full year and fourth quarter 2023 results at 10:00 a.m. ET on Thursday, February 15, 2024. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about the synergies and other benefits, and other aspects of the transactions with Incitec Pivot Limited (“IPL”), strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the risk of obstacles to realization of the benefits of the transactions with IPL; the risk that the synergies from the transactions with IPL may not be fully realized or may take longer to realize than expected; the risk that the completion of the transactions with IPL, including integration of the Waggaman ammonia production complex into the Company’s operations, disrupt current operations or harm relationships with customers, employees and suppliers; the risk that integration of the Waggaman ammonia production complex with the Company’s current operations will be more costly or difficult than expected or may otherwise be unsuccessful; diversion of management time and attention to issues relating to the transactions with IPL; unanticipated costs or liabilities associated with the IPL transactions; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for our fertilizer products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; and risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(in millions, except per share amounts)
Net sales	$1,571	$2,608	$6,631	$11,186
Cost of sales	1,070	1,352	4,086	5,325
Gross margin	501	1,256	2,545	5,861
Selling, general and administrative expenses	76	87	289	290
U.K. long-lived and intangible asset impairment	—	—	—	239
U.K. operations restructuring	3	1	10	19
Acquisition and integration costs	12	—	39	—
Other operating—net	(12)	(23)	(31)	10
Total other operating costs and expenses	79	65	307	558
Equity in earnings (loss) of operating affiliate	4	20	(8)	94
Operating earnings	426	1,211	2,230	5,397
Interest expense	35	(25)	150	344
Interest income	(43)	(9)	(158)	(65)
Loss on debt extinguishment	—	—	—	8
Other non-operating—net	(2)	(9)	(10)	15
Earnings before income taxes	436	1,254	2,248	5,095
Income tax provision	84	245	410	1,158
Net earnings	352	1,009	1,838	3,937
Less: Net earnings attributable to noncontrolling interest	78	149	313	591
Net earnings attributable to common stockholders	$274	$860	$1,525	$3,346

Net earnings per share attributable to common stockholders:
Basic	$1.44	$4.37	$7.89	$16.45
Diluted	$1.44	$4.35	$7.87	$16.38
Weighted-average common shares outstanding:
Basic	190.1	196.6	193.3	203.3
Diluted	190.6	197.4	193.8	204.2

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$2,032	$2,323
Accounts receivable—net	505	582
Inventories	299	474
Prepaid income taxes	167	215
Other current assets	47	79
Total current assets	3,050	3,673
Property, plant and equipment—net	7,141	6,437
Investment in affiliate	26	74
Goodwill	2,495	2,089
Operating lease right-of-use assets	259	254
Other assets	867	771
Total assets	$14,376	$13,313

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$520	$575
Income taxes payable	12	3
Customer advances	130	229
Current operating lease liabilities	96	93
Other current liabilities	42	95
Total current liabilities	800	995
Long-term debt	2,968	2,965
Deferred income taxes	999	958
Operating lease liabilities	168	167
Supply contract liability	754	—
Other liabilities	314	375
Equity:
Stockholders’ equity	5,717	5,051
Noncontrolling interest	2,656	2,802
Total equity	8,373	7,853
Total liabilities and equity	$14,376	$13,313

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(in millions)
Operating Activities:
Net earnings	$352	$1,009	$1,838	$3,937
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	229	198	869	850
Deferred income taxes	154	(100)	81	(107)
Stock-based compensation expense	8	9	37	41
Loss on debt extinguishment	—	—	—	8
Unrealized net loss (gain) on natural gas derivatives	26	80	(39)	41
Impairment of equity method investment in PLNL	—	—	43	—
Gain on embedded derivative	—	(14)	—	(14)
U.K. long-lived and intangible asset impairment	—	—	—	239
Pension settlement loss and curtailment gains	—	(7)	—	17
Gain on sale of emission credits	—	—	(39)	(6)
Loss on disposal of property, plant and equipment	—	1	4	2
Undistributed losses (earnings) of affiliate—net of taxes	5	9	3	(1)
Changes in assets and liabilities, net of acquisition:
Accounts receivable—net	(65)	135	100	(110)
Inventories	22	38	152	(93)
Accrued and prepaid income taxes	(101)	(59)	(44)	(227)
Accounts payable and accrued expenses	28	(110)	(88)	1
Customer advances	(153)	(283)	(100)	(471)
Other—net	(25)	(321)	(60)	(252)
Net cash provided by operating activities	480	585	2,757	3,855
Investing Activities:
Additions to property, plant and equipment	(188)	(134)	(499)	(453)
Proceeds from sale of property, plant and equipment	—	—	1	1
Purchase of Waggaman ammonia production facility	(1,223)	—	(1,223)	—
Distributions received from unconsolidated affiliate	—	2	—	6
Purchase of investments held in nonqualified employee benefit trust	(1)	—	(1)	(1)
Proceeds from sale of investments held in nonqualified employee benefit trust	1	—	1	1
Purchase of emission credits	(2)	—	(2)	(9)
Proceeds from sale of emission credits	—	—	39	15
Other—net	5	—	5	—
Net cash used in investing activities	(1,408)	(132)	(1,679)	(440)

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(in millions)
Financing Activities:
Payments of long-term borrowings	—	—	—	(507)
Financing fees	(2)	—	(2)	(4)
Dividends paid	(76)	(79)	(311)	(306)
Distributions to noncontrolling interest	—	—	(459)	(619)
Purchases of treasury stock	(225)	(251)	(580)	(1,347)
Proceeds from issuances of common stock under employee stock plans	1	—	2	106
Cash paid for shares withheld for taxes	—	—	(22)	(23)
Net cash used in financing activities	(302)	(330)	(1,372)	(2,700)
Effect of exchange rate changes on cash and cash equivalents	8	8	3	(20)
(Decrease) increase in cash and cash equivalents	(1,222)	131	(291)	695
Cash and cash equivalents at beginning of period	3,254	2,192	2,323	1,628
Cash and cash equivalents at end of period	$2,032	$2,323	$2,032	$2,323

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Year ended December 31,
	2023	2022
	(in millions)
Net cash provided by operating activities(1)	$2,757	$3,855
Capital expenditures	(499)	(453)
Distributions to noncontrolling interest	(459)	(619)
Free cash flow(1)	$1,799	$2,783
_______________________________________________________________________________
(1)For the year ended December 31, 2022, net cash provided by operating activities and free cash flow includes the impact of $491 million in tax and interest payments made to Canadian tax authorities in relation to an arbitration decision covering tax years 2006 through 2011 and transfer pricing positions between Canada and the United States for open years 2012 and after. The Company has filed amended tax returns in the U.S. seeking refunds of related taxes paid.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2023	2022	2023	2022
	(in millions)
Net earnings	$352	$1,009	$1,838	$3,937
Less: Net earnings attributable to noncontrolling interest	(78)	(149)	(313)	(591)
Net earnings attributable to common stockholders	274	860	1,525	3,346
Interest (income) expense—net	(8)	(34)	(8)	279
Income tax provision	84	245	410	1,158
Depreciation and amortization	229	198	869	850
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(22)	(22)	(85)	(87)
Loan fee amortization(1)	(1)	(1)	(4)	(4)
EBITDA	556	1,246	2,707	5,542
Unrealized net mark-to-market loss (gain) on natural gas derivatives	26	80	(39)	41
(Gain) loss on foreign currency transactions, including intercompany loans	(5)	(10)	—	28
U.K. long-lived and intangible asset impairment	—	—	—	239
U.K. operations restructuring	3	1	10	19
Acquisition and integration costs	12	—	39	—
Impairment of equity method investment in PLNL	—	—	43	—
Pension settlement loss and curtailment gains—net	—	(7)	—	17
Unrealized gain on embedded derivative	—	(14)	—	(14)
Loss on debt extinguishment	—	—	—	8
Total adjustments	36	50	53	338
Adjusted EBITDA	$592	$1,296	$2,760	$5,880

Net sales	$1,571	$2,608	$6,631	$11,186
Tons of product sold (000s)	4,912	4,464	19,130	18,331

Net earnings attributable to common stockholders per ton	$55.78	$192.65	$79.72	$182.53
EBITDA per ton	$113.19	$279.12	$141.51	$302.33
Adjusted EBITDA per ton	$120.52	$290.32	$144.28	$320.77
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY
During the three months and year ended December 31, 2023 and 2022, certain items impacted our financial results. The following table outlines these items that affected the comparability of our financial results during these periods. During the three months ended December 31, 2023 and 2022, we reported net earnings attributable to common stockholders of $274 million and $860 million, respectively. During the year ended December 31, 2023 and 2022, we reported net earnings attributable to common stockholders of $1.53 billion and $3.35 billion, respectively.

	Three months ended December 31,				Year ended December 31,
	2023		2022		2023		2022
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market loss (gain) on natural gas derivatives(1)	$26	$20	$80	$62	$(39)	$(30)	$41	$31
(Gain) loss on foreign currency transactions, including intercompany loans(2)	(5)	(4)	(10)	(8)	—	—	28	21
Unrealized gain on embedded derivative liability(2)(3)	—	—	(14)	(11)	—	—	(14)	(11)
U.K. operations:
U.K. long-lived and intangible asset impairment	—	—	—	—	—	—	239	180
U.K. operations restructuring	3	2	1	—	10	8	19	14
Acquisition and integration costs	12	9	—	—	39	29	—	—
Impairment of equity method investment in PLNL(4)	—	—	—	—	43	32	—	—
Pension settlement loss and curtailment gains—net(5)	—	—	(7)	(5)	—	—	17	13
Canada Revenue Agency Competent Authority Matter and transfer pricing reserves:
Interest expense	—	—	(64)	(64)	—	—	170	168
Interest income	—	—	12	9	—	—	(29)	(22)
Income tax provision(6)	—	—	—	11	—	—	—	65
Loss on debt extinguishment	—	—	—	—	—	—	8	6
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)For the three months and year ended December 31, 2022, as a result of upgrades to our credit rating, we recognized an unrealized gain of $14 million due to a reduction in the fair value of an embedded derivative liability related to the terms of our strategic venture with CHS.
(4)Included in equity in earnings (loss) of operating affiliate in our consolidated statements of operations.
(5)Included in other non-operating—net in our consolidated statements of operations.
(6)For the three months ended December 31, 2022, amount represents the combined impact of these tax matters of $8 million of income tax provision plus $3 million of income tax provision on the related interest. For the year ended December 31, 2022, amount represents the combined impact of these tax matters of $70 million less a net $5 million of income tax provision on the related interest.